Exhibit 1

JOINT FILING AGREEMENT

This Joint Filing Agreement is by and between Vincent LoPriore, Gravitas Capital LP and Invictus Capital Advisors Pension Plan (collectively, the “Filers”).

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13D with respect to shares of common stock of Hepion Pharmaceuticals, Inc. beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13D (and any amendments thereto) on behalf of each of the Filers, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon seven days prior written notice or such lesser period of notice as the Filers may mutually agree.

Executed and delivered as of the date first above written.

Dated: May 1, 2026	By:	/s/ Vincent LoPriore
	Name:	Vincent LoPriore

Gravitas Capital LP

	By:	/s/ Vincent LoPriore
	Name:	Vincent LoPriore
	Title:	Managing Member

Invictus Capital Advisors Pension Plan

	By:	/s/ Vincent LoPriore
	Name:	Vincent LoPriore
	Title:	Trustee